As filed with the Securities and Exchange Commission on June 14, 2024

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TSCAN THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	82-5282075
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

830 Winter Street Waltham, Massachusetts	02451
(Address of Principal Executive Offices)	(Zip Code)

TSCAN THERAPEUTICS, INC. AMENDED AND RESTATED 2021 EQUITY INCENTIVE PLAN

(Full title of the plan)

Gavin MacBeath

Chief Executive Officer

TScan Therapeutics, Inc.

830 Winter Street

Waltham, Massachusetts 02451

(Name and address of agent for service)

(857) 399-9500

(Telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq.

William D. Collins, Esq.

Finnbarr Murphy, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 registers 2,000,000 additional shares of the Registrant’s common stock, $0.0001 par value per share (“Common Stock”), under the TScan Therapeutics, Inc. Amended and Restated 2021 Equity Incentive Plan (the “2021 Plan”). The additional shares are of the same class as other securities relating to the 2021 Plan for which the Registrant’s registration statements filed on Form S-8 with the Securities and Exchange Commission on July 16, 2021 (Registration No. 333-257941), March 9, 2022 (Registration No. 333-263380), March 8, 2023 (Registration No. 333-270343), June 16, 2023 (Registration No. 333-272733) and March 6, 2024 (Registration No. 333-277695) are effective. The information contained in the Registrant’s registration statements on Form S-8 (Registration No. 333-257941, No. 333-263380, No. 333-270343, No. 333-272733 and No. 333-277695) is hereby incorporated by reference pursuant to General Instruction E, except with respect to Item 8. Exhibits thereof.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 8. Exhibits.

Exhibit No.	Description

4.1	Amended and Restated Certificate of Incorporation of the Registrant (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40603) filed with the Securities and Exchange Commission on July 20, 2021).

4.2	Amended and Restated By-laws of the Registrant (Incorporated by reference to Exhibit 3.2 to the Registrant’s Current Report on Form 8-K (File No. 001-40603) filed with the Securities and Exchange Commission on July 20, 2021).

4.4	Fourth Amended and Restated Investors’ Rights Agreement by and among the Registrant and the other parties thereto, dated January 15, 2021(Incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333- 255491) filed with the Securities and Exchange Commission on April 23, 2021).

5.1*	Opinion of Goodwin Procter LLP.

23.1*	Consent of Deloitte & Touche LLP, independent registered public accounting firm.

23.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

99.1	TScan Therapeutics, Inc. Amended and Restated 2021 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K (File No. 001-40603) filed with the Securities and Exchange Commission on June 14, 2024.

107.1*	Filing Fee Table.

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waltham, Commonwealth of Massachusetts, on June 14, 2024.

TScan Therapeutics, Inc.

By:	/s/ Gavin MacBeath
Gavin MacBeath, Ph.D.
Chief Executive Officer (Principal Executive Officer)

POWER OF ATTORNEY AND SIGNATURES

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Gavin MacBeath and Jason A. Amello, and each of them, as such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for such person in such person’s, place and stead, in any and all capacities, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-8 of TScan Therapeutics, Inc., and any or all amendments (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gavin MacBeath Gavin MacBeath	Chief Executive Officer and Director (Principal Executive Officer)	June 14, 2024

/s/ Jason A. Amello Jason A. Amello	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	June 14, 2024

/s/ Stephen Biggar Stephen Biggar, M.D., Ph.D.	Director	June 14, 2024

/s/Barbara Klencke, M.D. Barbara Klencke, M.D.	Director	June 14, 2024

/s/ Garry Nicholson Garry Nicholson	Director	June 14, 2024

/s/ Gabriela Gruia	Director	June 14, 2024
Gabriela Gruia, M.D.

/s/ Katina Dorton Katina Dorton, J.D., M.B.A.	Director	June 14, 2024

/s/ R. Keith Woods	Director	June 14, 2024
R. Keith Woods